Table of Contents

Exhibit 4.14

  THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT A CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION: [***].

Telecommunications Service Agreement under the Industrial Exploration Regime and Other Covenants

Empresa Brasileira de Telecomunicações S.A. - EMBRATEL, headquartered at Avenida Presidente Vargas, nº 1.012, Centro, in the city and state of Rio de Janeiro, Corporate Taxpayer’s ID (CNPJ/MF) 33.530.486/0001-29, hereby represented in the form of its Bylaws, hereinafter referred to as EMBRATEL; and

NET Serviços De Comunicação S/A, headquartered in the city and state of São Paulo, at Rua Verbo Divino, n. 1356, Corporate Taxpayer’s ID (CNPJ) 00.108.786/0001-65;

NET Anápolis LTDA., headquartered in the city of Anápolis, state of Goiás, at Rua Senai, n. 179, Corporate Taxpayer’s ID (CNPJ) 33.584.277/0001- 68;

NET Bauru LTDA., headquartered in the city of Bauru, state of São Paulo, at Avenida Duque de Caxias, n. 4-66, Corporate Taxpayer’s ID (CNPJ) 64.083.561/0001- 84;

NET Brasília LTDA., headquartered in the city of Brasília, Federal District, at SIG/Sul Quadra 01, n. 725, Corporate Taxpayer’s ID (CNPJ) 26.499.392/0001-79;

NET Campinas Ltda., headquartered in the city of Campinas, state of São Paulo, at Rua Jasmim, n. 610, Corporate Taxpayer’s ID (CNPJ/MF) 61.698.510/0001-79;

NET Campo Grande LTDA., headquartered in the city of Campo Grande, state of Mato Grosso do Sul, at Avenida Afonso Pena, n. 3.004, Corporate Taxpayer’s ID (CNPJ) 24.615.965/0001-57;

NET Curitiba LTDA., headquartered in the city of Curitiba, state of Paraná, at Rua Mamoré, n. 340, Mercês, Corporate Taxpayer’s ID (CNPJ) 82.342.833/0001-03;

NET Florianópolis LTDA., headquartered in the city of Florianópolis, state of Santa Catarina, at Av. Rio Branco, n. 808, Corporate Taxpayer’s ID (CNPJ/MF) 72.461.072/0001-47;

NET Franca LTDA. headquartered in the city of Franca, state of São Paulo, at Rua Carmem Irene Batista, n. 2.837, Corporate Taxpayer’s ID (CNPJ) 60.348.414/0001-38;

NET Goiânia LTDA., headquartered in the city of Goiânia, state of Goiás, at Rua 15, Quadra j-15, Lote 08, nº 970 – Setor Marista, Corporate Taxpayer’s ID (CNPJ) 33.659.475/0001- 43;

NET Indaiatuba LTDA., headquartered in the city of Indaiatuba, state of São Paulo, at Rua 11 de Junho, n. 1.849/1.853, Corporate Taxpayer’s ID (CNPJ) 58.393.695/0001- 07;

NET Joinville LTDA., headquartered in the city of Joinville, state of Santa Catarina, at Av. Procópio Gomes, n. 419, Corporate Taxpayer’s ID (CNPJ) 85.271.898/0001-95;

NET Maringá LTDA., headquartered in the city of Maringá, state of Paraná, at Av. Nóbrega, n. 494, Corporate Taxpayer’s ID (CNPJ) 81.712.416/0001-34;

NET Piracicaba LTDA., headquartered in the city of Piracicaba, state of São Paulo, at Avenida Independência, n. 3552, Corporate Taxpayer’s ID (CNPJ) 64.592.116/0001- 40;

NET Ribeirão Preto S/A, headquartered in the city of Ribeirão Preto, state of São Paulo, at Rua Antônio Fernandes Figueiroa, n. 1.675, Lagoinha, Corporate Taxpayer’s ID (CNPJ) 64.807.456/0001- 40;

NET Rio S/A, headquartered in the city and state of Rio de Janeiro, at Rua Vilhena de Morais, n. 380, B. 02, sala 201, 3º andar, Corporate Taxpayer’s ID (CNPJ) 28.029.775/0001-09;

NET São Carlos S/A, headquartered in the city of São Carlos, state of São Paulo, at Avenida Dr. Carlos Botelho, n. 1.986, Corporate Taxpayer’s ID (CNPJ) 57.724.759/0001- 34;

NET São José do Rio Preto LTDA., headquartered in the city of São José do Rio Preto, state of São Paulo, at Rua Lafaiete Spínola de Castro, n. 1.922, Corporate Taxpayer’s ID (CNPJ) 69.082.832/0001- 09;

NET São Paulo LTDA., headquartered in the city of São Paulo, state of São Paulo, at Rua Verbo Divino, n. 1356, térreo, blocos 1 e 2, Chácara Santo Antônio, Corporate Taxpayer’s ID (CNPJ) 65.697.161/0001-21 and its branch NET SANTOS, headquartered at Rua General Francisco Glicério, n. 647, in the city of Santos, state of São Paulo, Corporate Taxpayer’s ID (CNPJ) 65.697.161/0019-50;

NET Sorocaba LTDA., headquartered in the city of Sorocaba, state o São Paulo, at Av. Antônio Carlos Comitre, n. 1074, Corporate Taxpayer’s ID (CNPJ) 64.637.903/0001-60;

NET Sul Comunicações LTDA., headquartered in the city of Porto Alegre, state of Rio Grande do Sul, at Rua Silveiro, n. 1111, Corporate Taxpayer’s ID (CNPJ) 73.676.512/0001-46;

Televisão a Cabo Criciúma LTDA., headquartered in the city of Criciúma, state of Santa Catarina, at Rua Joaquim Nabuco, n. 458, Corporate Taxpayer’s ID (CNPJ) 80.168.321/0001- 39;

TV Cabo e Comunicações de Jundiaí S/A, headquartered in the city of Jundiaí, state of São Paulo, at Rua Professor João Batista Curado, n. 151, Corporate Taxpayer’s ID (CNPJ) 62.059.084/0001- 96;

DR - Empresa de Distribuição e Recepção de TV LTDA., headquartered in the city of Porto Alegre, state of Rio Grande do Sul, at Rua Silveiro, n. 1111, Corporate Taxpayer’s ID (CNPJ) 93.088.342/0001-96, whose branches are listed below and are part of this Agreement:

•         NET Bagé, headquartered at Rua do Acampamento, n. 2550, in the city of Bagé, state of Rio Grande do Sul, Corporate Taxpayer’s ID (CNPJ) 93.088.342/0026-44;

•         NET Blumenau, headquartered at Avenida Brasil, n. 60, in the city of Blumenau, state of Santa Catarina, Corporate Taxpayer’s ID (CNPJ) 93.088.342/0031-01;

•         NET Caxias do Sul, headquartered at Rua Os 18 do Forte, n. 1236, in the city of Caxias do Sul, state of Rio Grande do Sul, Corporate Taxpayer’s ID (CNPJ) 93.088.342/0033-73;

  THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT A CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION: [***].

•         NET Chapecó, headquartered at Rua Nereu Ramos, n. 237 E, sala 01, Galeria Zandonai, in the city of Chapecó, state of Santa Catarina, Corporate Taxpayer’s ID (CNPJ) 93.088.342/0012-49;

•         NET Erechim, headquartered at Rua Soledade, n. 277, in the city of Erechim, state of Rio Grande do Sul, Corporate Taxpayer’s ID (CNPJ) 93.088.342/0009-43;

•         NET Novo Hamburgo, headquartered at Rua Gomes Portinho, n. 619, in the city of Novo Hamburgo, state of Rio Grande do Sul, Corporate Taxpayer’s ID (CNPJ) 93.088.342/0036-16;

•         NET Passo Fundo, headquartered at Rua Princesa Isabel s/n, in the city of Passo Fundo, state of Rio Grande do Sul, Corporate Taxpayer’s ID (CNPJ) 93.088.342/0010-87;

•         NET Pelotas, headquartered at Rua Hipólito José da Costa, n. 155, in the city of Pelotas, state of Rio Grande do Sul, Corporate Taxpayer’s ID (CNPJ) 93.088.342/0007-81;

•         NET Rio Grande, headquartered at Rua Dom Bosco, n. 991, in the city of Rio Grande, state of Rio Grande do Sul, Corporate Taxpayer’s ID (CNPJ) 93.088.342/0015-91;

•         NET Santa Cruz do Sul, headquartered at Rua Marechal Deodoro, n. 1008, in the city of Santa Cruz do Sul, state of Rio Grande do Sul, Corporate Taxpayer’s ID (CNPJ) 93.088.342/0017-53;

•         NET Santa Maria, headquartered at Rua Visconde de Pelotas, n. 2122, in the city of Santa Maria, state of Rio Grande do Sul, Corporate Taxpayer’s ID (CNPJ) 93.088.342/0037-05;

All of the above shall hereinafter be represented as provided for in each corporate charter and referred to collectively as “NET”;

NET and EMBRATEL shall hereinafter be referred to individually as a “Party” and collectively as “Parties”;

NOW, THEREFORE, the Parties agree as to this Corporate Telecommunication Service Agreement (“Agreement”), which shall be governed by the applicable regulations and in accordance with the terms and conditions as follows:

SECTION ONE – Scope of Agreement

1.1          The services that shall be provided pursuant to this Agreement are as follows:

1.1.1       NET shall provide to EMBRATEL continuing bidirectional corporate IP access telecommunication services (“Telecommunication Services”) to enable EMBRATEL to deliver voice, broadband and data transmission services, including videoconference and other related value-added services, to its own End Customers (“EMBRATEL Services”) over the network infrastructure owned by NET, which infrastructure includes, but is not limited to, coaxial cabling, optical fiber cabling, network equipment and headends such as CMTS, up to the unique TAP serving each End Customer (“Network”).

1.1.2       NET shall provide to EMBRATEL field services comprising installation and de-installation of EMBRATEL Services to the extent detailed in Annex I hereto (“Field Services”) so as to enable the provision of EMBRATEL Services.

1.2          For the purposes of this Agreement, End Customer(s) shall mean any company enrolled with the Brazilian Corporate Taxpayer Registry (“CNPJ”) except very small businesses or other similarly sized or structured businesses.

1.2.1       The Parties hereby agree that EMBRATEL shall previously inform NET of any and all proposed offer of broadband services to End Customers, so that NET may determine whether it will be able to perform the services hereunder by monitoring the market targeted by any such offer.

1.2.1.1            Should NET reasonably deem that an offer of broadband services has been made by EMBRATEL to a customer potentially not eligible as End Customer, then NET shall be entitled to refuse provision of Telecommunication Services hereunder as of the date on which NET notifies EMBRATEL of any such refusal, and until the Parties shall in good faith negotiate such new terms and conditions that allow taking new End Customer requests.

1.2.1.1.1 The Parties shall endeavor their best efforts to effectively resolve any such situation of refusal and/or suspension of Telecommunication Services to meet new End Customer requests in not more than ten (10) days.

1.3     Telecommunication Services shall comply with at least the following minimum technical specifications:

1.3.1        For voice services:

(a) average traffic at an upstream port divided by the total number of active lines in such upstream: 100 mErl (one hundred mili-Erlangs);

(b) block rate <1%;

(c) CODEC to be used: G.729/G.711 (fax); and

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  THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT A CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION: [***].

(d) voice compression rate: 24 kbps @ G.729.

1.3.2       For broadband services, as elected by EMBRATEL at the time an individual service is contracted and subject to the applicable prices as stated in Section Seven below:

(a.1) downstream: 1 Mbps; and

     upstream: 300 Kbps; or

(a.2) downstream: 2 Mbps; and

         upstream: 600 Kbps;

(b) minimum guaranteed speed of ten percent (10%) the speeds indicated in item (a) above;

(c) monthly individual data traffic for each assigned IP: 20 GB.

(d) a fixed IP per End Customer (IP addressing to be provided by NET and registered by either EMBRATEL or NET).

1.4     EMBRATEL shall use the Telecommunication Services over the Network of NET solely for the purpose of providing EMBRATEL Services to End Customers. Except as otherwise explicitly authorized by NET, during the term of this Agreement EMBRATEL shall not use the Network to (i) provide any video broadcasting services, including any subscription-based television services; (ii) provide broadband services to any company that is a direct customer of NET, on penalty of NET suspending such Telecommunication Services EMBRATEL uses to provide its own services to End Customers as are found to be in violation of the restriction herein contained.

1.5     Except for video broadcasting services, including subscription-based television services, during the period EMBRATEL uses the Telecommunication Services, NET shall not provide any services to End Customers that would otherwise be provided by EMBRATEL using Telecommunication Services, except where Telecommunication Services shall not have been activated, as duly notified to EMBRATEL in accordance with the provisions set forth hereunder.

1.6     For the purposes of this Agreement, Customer Premises Equipment (“CPE”) shall mean an Embedded Multimedia Terminal Adapter (“eMTA”), which is not the same as a telephone set/handset.

SECTION TWO – Telecommunication Services

2.1          NET shall provide Telecommunication Services to EMBRATEL in any location within the area where NET holds authorization to provide Multimedia Communication Services (MCS), provided that any such location has technical capabilities to support provision of EMBRATEL Services.

2.1.1       The Parties hereby understand and agree that by entering into this Agreement EMBRATEL shall not be under any obligation whatsoever to take out any portion of Telecommunication Services hereunder.

2.1.2       NET hereby represents that it shall maintain and service such Network as is capable of supporting Telecommunication Services as taken out by EMBRATEL hereunder, and shall forthwith respond to any Work Order placed by EMBRATEL in connection therewith.

2.2          In order to request Telecommunication Services, EMBRATEL shall generate the applicable Work Order (“Work Order”) using the NET’s systems interconnected to its own systems in accordance with the procedures described in Annex I hereto.

SECTION THREE – Field Services

3.1           NET shall provide Field Services to EMBRATEL in any location within the area where NET holds authorization to provide Multimedia Communication Services (MCS).

3.1.1       The Parties hereby understand and agree that by entering into this Agreement EMBRATEL shall not be under any obligation whatsoever to take out any portion of Field Services hereunder.

3.1.2       Notwithstanding the foregoing paragraph, once a Field Service Forecast report has been produced pursuant to Section 5.3.5 et al., EMBRATEL shall, in case the volume of the Field Service Forecast is not taken, pay at the end of the period for which such a report has been produced, always by or before the tenth (10th) day of each month following the month in which the report was produced, pursuant to the procedure described in Section Eight hereunder, a sum equivalent to the difference between (i) the total amount corresponding to eighty percent (80%) of the Field Service Forecast as determined against the prevailing rates charged for such services, pursuant to Section Seven below, and (ii) the amount corresponding to the number of activations, maintenance jobs and de-activations effectively performed in the relevant period.

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  THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT A CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION: [***].

3.2           The Field Services, as well as the rates applicable thereto, are inclusive of any labor and materials required for their performance. Performance of any Field Services shall comply with the operating specifications described in Annex I hereto.

3.3           In order to request Field Services, EMBRATEL shall generate the applicable Work Order (“Work Order”) using the NET’s systems interconnected to its own systems in accordance with the procedures described in Annex I hereto.

SECTION FOUR – Annexes Incorporated by Reference

4.1           The following documents shall be incorporated by reference to this Agreement as if they had been herein transcribed at length, provided that Annex I shall be executed by the Parties on a separate instrument within ninety (90) days following execution of this Agreement:

4.1.1       Annex I                  Scope of Work, which shall at a minimum describe the following:

(a)     procedure to be used in fulfilling Telecommunication and Field Services requests made through the applicable Work Orders and determine whether an order cannot be completed;

(b)     procedure used to accept and implement quoted Telecommunication Services;

(c)     a description of Field Services activities and implementation procedures, including a description of the relevant reports;

(d)     Recurrence and Contact Information List; and

(e)     a list of key technical specification for Telecommunication and Field Services, where required.

4.1.2       Annex II                 Service Level Agreement applicable to Telecommunication Services and Field Services (details required turnaround times).

4.1.3       Annex III                Field Services Rate Schedule

4.2           The content and the format of the Annexes may be updated upon a mutual agreement executed in writing by the Parties pursuant to this Agreement.

4.3           In view of the characteristics of the subject matter hereof, the Annexes described in Section 4.1 above may be amended, as may other Annexes be created to collect related documents and technical specifications, provided the Parties shall have mutually agreed in writing thereto.

4.4           In the event a conflict arises between the provisions of any applicable documentation, the provisions of the latest documentation shall prevail over the provisions contained in the earliest unless otherwise explicitly set forth herein.

CLAUSE THREE – Obligations of the Parties

5.1           Both NET and EMBRATEL are hereby obliged to:

5.1.1       Execute, when required by the other Party or jointly, qualification, acceptance and/or recovery tests of the acquired capacity of Telecommunications and Field Services contracted pursuant to the procedures set forth in Exhibit I.

5.1.2       Maintain and/or control, during the validity of this Agreement, any and all legal regulatory concessions, permits, licenses or authorizations required for the performance of this Agreement.

5.1.3       Maintain the safety conditions required to ensure the integrity of equipment belonging to the other Party housed in their facilities.

5.1.4       Preserve the confidentiality and restricted use of Confidential Information, either related to technical, operating, business, legal or financial aspects of the other Party to which they have access as a result of the performance of this Agreement, observing the conditions set forth in Clause Fourteen.

5.1.5       Compensate the affected Party for any direct damage for which they are proven to be responsible, especially in regard to the equipment and installations of either Party and/or

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  THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT A CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION: [***].

EMBRATEL End Clients, expressly excluding compensation for indirect damages or loss of earnings.

5.1.6       Maintain the current systems and processes that enable interface between the parties so as render this Agreement feasible.

5.2           NET is hereby obliged to:

5.2.1       Refrain from introducing any modification or change to the technical characteristics of CPEs, without the prior written consent of EMBRATEL, except the configurations required for the fulfillment of this Agreement.

5.2.2       Provide EMBRATEL with Telecommunication and Field Services, as per Exhibit I – Operating Agreement and Exhibit II – SLA.

5.2.3       Assume full responsibility for the installation, deployment and operation/activation of Telecommunication Services, in regard to all the elements of NET’s network, including its  maintenance from the End Customer’s exclusive TAP up to CPE, therefore being liable for its technical correction and security, as well as for the observance of the applicable legislation of the activities and technical specifications of Exhibit I.

5.2.4       Arrange for, maintain and operate, at its own expense, the infrastructure required for the Telecommunication Services, except CPE.

5.2.5       Provide the maintenance of its equipment and/or material used to provide Telecommunication and Field Services, excluding CPEs, including maintenance of Telecommunication Services and from the End Customer’s exclusive TAP to CPE. To this effect, it must have its own tolls and measurement instruments, in order to ensure the continuity of EMBRATEL Services.

5.2.6       Be liable for all repair and/or maintenance costs related to the network routine maintenance.

5.2.7       Notify EMBRATEL on the preventive, emergency and corrective maintenance, according to the procedures defined by Exhibit I.

5.2.8       Provide and replace, if necessary, defective parts of its equipment and provide necessary adjustments, without prejudice to EMBRATEL.

5.2.9       Immediately notify EMBRATEL on any anomaly, defect or failure that may affect, either directly or indirectly, the Telecommunication and/or Field Services.

5.2.10     Comply with the requests and complaints by EMBRATEL in connection with Telecommunication and/or Field Services, as well as in connection with doubts and/or challenges related to the charges issued by NET against EMBRATEL.

5.2.11     Be responsible for the supervision and technical and administrative management of the labor used in the Telecommunication and Field Services.

5.2.12     Be fully liable for any expenses arising from the hiring of staff and contractors, including, but not limited to, salaries, vacations, prior notice, compensation, work-related accidents, and other labor and social security obligations; it is thus expressly agreed by the Parties that the labor used by NET will have no labor relationship whatsoever with EMBRATEL, and consequently, there will be no attribution of any labor or social security liability to the latter.

5.2.12.1        In the event of any labor claim filed against EMBRATEL by NET’s staff or contractors, NET shall appear before the Court, acknowledging its true condition of employer or contracting party, substituting EMBRATEL in the proceedings until the end of the judgment, being liable for the payment or compensation of any amount due arising from the decision, if any, including legal fees, costs and any other expenses proven to have been incurred by EMBRATEL. This liability does not cease with the termination of this Agreement for any reason.

5.2.13     Fully abide by the specific prevailing Occupational Safety and Health legislation.

5.2.14     furnish quality reports of the Telecommunication Service to EMBRATEL not later than the 7th day of each calendar month, as provided for in Annex I;

5.2.15    appropriately determine the amount required by and source both labor and materials as required to implement Field Services in accordance with any Forecasts provided by EMBRATEL;

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5.2.16    report excess traffic data for each IP access taken out by EMBRATEL;

5.2.17    provide a map of its Network in electronic medium indicating those locations served by bi-directional capabilities so that EMBRATEL can determine whether it will be able to serve End Customers using Telecommunication Services.

5.3           EMBRATEL shall:

5.3.1         use Telecommunication Services for the sole purpose of and with such configurations as are set forth in this Agreement;

5.3.2       pay to NET the rates charged for Field Services, as well as, where applicable, the difference described in Section 3.1.2 above, and the price payable for any Telecommunication Services effectively taken out, subject to the terms and conditions hereunder;

5.3.3       provide the CPE required in connection with EMBRATEL Services;

5.3.4       adapt and manage its information technology systems and applications as shall be required to implement this Agreement;

5.3.5       prepare and submit each month to NET a 3-month forecast of Field Service required to support delivery of EMBRATEL Services;

5.3.5.1 Where EMBRATEL fails to provide a report as set forth in the paragraph above, the Parties shall consider the Field Service Forecast prepared for the last month and use it for the subsequent 3-month period.

5.3.5.2 For the purposes of the Agreement, a Field Service Forecast shall mean an estimate of activations, maintenance jobs in unique TAP assigned to End Customers and de-activations derived against the base of End Customers and sales forecasts, of which EMBRATEL guarantees to take eighty percent (80%) during the effective period of any Field Service Forecast prepared pursuant to Section 3.1.2 above.

5.3.5       prepare and submit each month to NET a 3-month forecast of Telecommunication Services to be taken out in support of EMBRATEL Services, so as to allow NET to make available the appropriate number of fixed IP addresses;

5.3.5.1    In the event NET determines it cannot make available the number of fixed IP addresses required to meet the Telecommunication Services Forecast within the periods set forth in Annex II hereto, NET shall then notify EMBRATEL of: (i) the delay relative to the timeframe set forth in Annex II and/or (ii) an estimate of any investments required to be made in order to meet the timeframes set forth in Annex II hereto.

SECTION SIX – Telecommunication Services Quote

6.1           Any request for Telecommunication Services that commands additional investments to be made in cabling a building, or an entire region, or adjustments required to be made in the Network in order to enable delivery of EMBRATEL Services shall be described on a separate quote to be prepared by NET and submitted for review and prior approval of EMBRATEL (“Telecommunication Services Quote”).

6.2           Review of the proposed Telecommunication Services Quote and fitness thereof shall be at the sole discretion of EMBRATEL.

6.3           In case it shall accept the proposed Telecommunication Services Quote furnished by NET, EMBRATEL shall forthwith pay NET fifty percent (50%) of the amount of the supplies required as stated in the Telecommunication Services Quote, duly approved. The remaining fifty percent (50%) shall be paid upon completion of any required work or supply as stated as stated in the Telecommunication Services Quote, unless explicitly agreed otherwise by the Parties.

6.4           Where NET shall deliver its services in any building where the cabling shall have been laid, or adjustments shall have been made specifically in connection or as detailed in the Telecommunication Services Quote described above, the Parties shall in good faith make arrangements to apportion any amount EMBRATEL may have until such time, or such commercial conditions applying to Telecommunication Services delivered in such buildings so that NET shall bear a portion of the cost of the associated supplies.

6.5           Once the Telecommunication Services Quote has been approved by EMBRATEL pursuant to the provisions herein contained, NET shall refrain from providing any services to End Customers except for video broadcasting services, including subscription-based television services, or as otherwise agreed by the Parties pursuant to Section 6.4.

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  THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT A CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION: [***].

SECTION SEVEN – Pricing

7.1           The monthly rates payable in Brazilian reais for the Telecommunication Services, net of any taxes, shall be determined on a package basis in accordance with the schedule below:

_Combo	Download	Upload	Voice	Net Price in Reais
1	[***]	[***]	[***]	[***]
2	[***]	[***]	[***]	[***]
3	[***]	[***]	[***]	[***]
4	[***]	[***]	[***]	[***]
			[***]	[***]

7.1.1       The monthly rates above include a monthly individual maximum data traffic of [***].

7.1.2       In the event an End Customer exceeds the monthly individual data traffic limit set forth in Section 7.1.1 above, NET shall, at its discretion, in any month where the excess traffic is determined, reduce the download and upload speeds available to such End Customer to 100 Kbps until: (i) the end of the relevant month or (ii) until EMBRATEL shall purchase from NET an additional 10 GB block(s), whichever occurs first.

7.1.2.1       In the event described in item (ii) above, EMBRATEL shall pay an additional fee in the amount [***] block, which fee shall be charged to the invoice issued for the month in which the additional [***] block was purchased.

7.1.3       In taking out any Telecommunication Services hereunder, EMBRATEL shall at its discretion elect one of the rate packages described above, such package to contain at least 2 lines. EMBRATEL shall be entitled to use the Telecommunication Services to deliver any EMBRATEL Services, provided, however, that the rates payable for the Telecommunication Services shall not be subject to any discount or rebate whatsoever regardlessly.

7.1.3.1 For the purposes of this Agreement, a “line” shall mean the data transmission capacity assigned to voice traffic.

7.1.4       The monthly rates stated above cover the following items: (i) external Network maintenance; (ii) internal maintenance from the unique End Customer TAP up to the CPE, including, but not limited to, any repair or replacement of connectors, cables and passive components (splitters, splices, etc.), at all times limited to monthly servicing of not more than three point five percent (3.5%) of the End Customers base (provided, however, that any excess thereof shall be paid for as set forth in Annex III); and (iii) any node breaks.

7.2       In consideration for the Field Services, EMBRATEL shall pay NET each month the total amount(s) determined for any services effectively provided, net of any taxes, based on the Schedule included in Annex III, subject to the provisions of Section 10.3 below.

7.3       All sums payable hereunder shall be added of the amount of any taxes and other charges now or hereafter levied thereon and paid in accordance with Section Eight below.

7.4       The rates payable hereunder in consideration for the Telecommunication Services and Field Services include any and all costs, expenses, duties or charges in connection with the labor and materials required for the implementation and/or provision thereof.

7.5       The rates stated in this section and in Annex III shall be restated every twelve (12) months after the effective date hereof, or at such smaller timeframe as permitted by the law, in accordance with the General Market Price Index (IGPM) as published by Fundação Getúlio Vargas or such other price index that may replace the same, or yet, where no such index is available, by any other price index as the Parties shall mutually agree upon. For the purposes of this paragraph, the Parties shall take into account, as the reference month for such rates, the month immediately preceding execution of this Agreement.

SECTION EIGHT – Payment Terms

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  THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT A CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION: [***].

8.1           The invoicing and collection of any amounts payable for the Telecommunication Services and for the Field Services shall be carried out by each NET company separately and independently.

8.2           EMBRATEL shall pay each month, to each NET company, the amounts corresponding to any Field Services and Telecommunication Services taken out as follows:

8.2.1       any amounts payable for Field Services shall be due in the month following that in which the services were provided; and

8.2.2       the amounts payable each month for Telecommunication Services shall be due as of the date of their activation until the date of their de-activation as indicated by the NET SMS, regardless, in case of de-activation, of the date on which the CPE is removed from an End Customer’s location.

8.3           The monthly amounts payable for the Telecommunication Services shall be calculated against the total volume of services effectively activated as determined on the 30th day of each month during the term hereof.

8.4           All amounts payable for the Field Services and the Telecommunication Services provided by each NET company to EMBRATEL shall be stated and collected through tax invoices (NF).

8.4.1       All amounts payable shall be determined in the period between the first and last day of each month (“Determination Period”), subject to the provisions of Section 8.2.2 above.

8.4.2       Each NET company shall issue one NF and the associated billing documents to EMBRATEL for any given Determination Period, which documents shall state all Field Services provided, and another NF stating all relevant Telecommunication Services taken by EMBRATEL.

8.4.3       All NFs shall be delivered to such addresses as are indicated in Annex I (Recurrence and Contact Information List) hereto at least ten (10) days in advance of the relevant due date.

8.4.3.1In case the foregoing timeframe is not honored, the due date of each NF and the associated billing documents shall be delayed for as many days delivery of such NF and documents was delayed, provided a Party shall notify such delay to the other by or before the relevant due date.

8.4.4       Billing documents shall fall due on the thirtieth (30th) of each month, subject, in case of any delay, to the provisions of Section 8.4.3.1 above.

8.5           In the event any discrepancy or inconsistency in any billing document or NF shall come to its attention before the relevant due date, EMBRATEL shall be entitled to challenge such billing document or NF, however paying the full amount thereof.

8.5.1       NET shall then in not later than thirty (30) days following receipt of any such challenge make any necessary determinations and notify EMBRATEL in writing of the outcome of such determinations, including due justification therefore.

8.5.2       After the 30-day period has elapsed without any action on the part of NET, the challenged shall be deemed valid and justified.

8.5.3       If the challenge is valid and justified, or deemed as such, EMBRATEL shall be entitled to a credit in the amount challenged, deductible from the next NF issued by NET, plus interest on arrears at the rate of one percent (1%) per month, duly restated according to the IGP-M/FGV, both accrued pro rated on a daily basis as of the date of the payment made by EMBRATEL until such date as said credit is granted.

8.6           The Parties hereby agree that no NF shall be challenged after ninety (90) days of issuance.

8.7           If the Parties cannot reach an agreement with regard to the amounts challenged within forty-five (45) days from the date an response is given to a challenged NF, then the Parties shall submit the dispute to be resolved by the person(s( designated in Annex I (List of Recurrences and Contact Info) hereto.

8.8           In any event where NET shall determine a shortfall to have occurred, the same shall only be billed upon notification to EMBRATEL and in any case as it relates to the ninety- (90) day period immediately preceding the Determination Period in which said shortfall has been identified.

SECTION NINE – Late Payment

9.1 Failure to pay the monthly amounts due on the maturity dates, except for challenges or delays in accordance with this Agreement, shall subject EMBRATEL, regardless of warning, notification or Court summons, to the following penalties, without prejudice to any other sanctions provided for in the applicable legislation:

9.1.1       Late payment penalty of 2% (two percent) of the debt, due in a single payment on the day after the maturity;

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9.1.2       Delinquent fees of 1% (one percent) per month on the debt, pro rata die, as of the day following the debt’s due date until its actual settlement date;

9.1.3       Monetary restatement of the total amount due, in accordance with the variation of the General Market Price Index (IGPM), or any other official index that may replace the same, between the day following the due date until the actual settlement date.

9.2       NET shall comply with the SLA contained in Annex II, as well as bear any penalties at any time agreed upon by the Parties.

SECTION TEN – Term

10.1     This Agreement shall be in full force and effect for a period of ten (10) years, and shall thereafter be extended automatically for consecutive periods of one (1) year until either NET or EMBRATEL shall indicate otherwise at least ninety (90) days before the expiration date hereof.

10.2     The period of engagement of each Telecommunication Service requested by EMBRATEL shall be perpetual, provided, however, that (i) EMBRATEL may at any time request deactivation thereof or (ii) it shall be deactivated upon expiration of this Agreement, subject to the period set forth in Section Twelve below.

10.3     At every one hundred and eighty (180) days from the effective date hereof, the Parties shall, where required, specifically review the individual consumption associated with the Telecommunication Services as well as the terms and conditions applicable to Field Services (including, but not limited to, activation and deactivation, either dedicated or shared, customer service, change of address, visit charges and others), in particular the Field Service margin after which any additional service shall generate maintenance charges on a per event basis.

10.3.1        The Parties hereby understand and agree and that at the time of each review as provided above any and all costs reasonably incurred by NET shall be reimbursed by EMBRATEL.

SECTION ELEVEN – Termination

Notwithstanding any other obligations or duties as provided for herein, particularly those provisions governing payments, late payment charges and any penalties applicable hereunder, this Agreement and accordingly any Telecommunication Services and Field Services requested or taken out hereunder may be legally terminated regardless of any court of out-of-court notice, communication or summons by:

11.1.1 NET, in whole or in part, in the event EMBRATEL shall either: (i) have any concession, license or permit cancelled that is required for performance hereunder; (ii) have a decree of bankruptcy entered against it, or apply for bankruptcy, liquidation or any court or out-of-court debt restructuring plan; or (iii) fall under any event of force majeure that prevents NET from performing the Telecommunication Services for a period in excess of sixty (60) days;

11.1.2   EMBRATEL in the event NET shall either: (i) have any concession, license or permit cancelled that is required for performance hereunder; (ii) have a decree of bankruptcy entered against it, or apply for bankruptcy, liquidation or any court or out-of-court debt restructuring plan; or (iii) fall under any event of force majeure that prevents NET from performing the Telecommunication Services for a period in excess of sixty (60) days;

11.2 This Agreement and accordingly any Telecommunication Services and Field Services hereunder may also be terminated in full or in part upon the mutual agreement of both Parties.

11.3 This Agreement and accordingly any Telecommunication Services activated hereunder, as well as any Field Services hereunder, may be legally terminated in the event of default on any obligations or failure to comply with any provision herein set forth if the defaulting Party, upon receiving notification thereof from the innocent Party, fails to cure such default or noncompliance within sixty (60) days from receipt of any such notice sent by the innocent Party.

11.3.1 Where termination is motivated by any default or noncompliance of NET, EMBRATEL may elect to terminate this Agreement with regard to the defaulting or noncompliant NET company only, in which case all services agreed by EMBRATEL and other NET companies shall remain valid and operative.

SECTION TWELVE – Continued Telecommunication Services and Field Services

12.1  Should this Agreement be terminated, NET shall extend EMBRATEL an additional implementation period, at the discretion of EMBRATEL but not to exceed one hundred and eighty (180) days following termination hereof, so that EMBRATEL shall make arrangements to assign the Telecommunication Services and Field Services to a

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designated third party. During the foregoing period EMBRATEL shall be liable for paying any amount due for any services as agreed to hereunder.

12.1.1        The Parties hereby understand and agree that during the additional period described in Section 12.1 above they shall fully discharge and comply with their respective obligations hereunder.

12.1.2        No restriction shall apply to NET with regard to the provision of services to End Customers as set forth in Section 1.5 above during the period described in Section 12.1 if this Agreement is terminated by or a result of any breach on the part of EMBRATEL.

SECTION THIRTEEN – Confidentiality

13.1     The Parties, per se and through their employees, representatives and/or sub-contractors involved in the execution of this Agreement, undertake, during the validity of this Agreement and for 2 (two) years after its termination, to maintain the absolute confidentiality and secrecy of same and any and all Confidential Information, being expressly forbidden to assign, transfer, disclose on any account, under any form or means, unless with the express and written consent of the disclosing Party, this Agreement and/or Confidential Information, under the penalty of answering for losses and damages proven to have been directly caused as a result of failure to comply with said prohibition.

13.2     For the purposes of this Clause, Confidential Information means any information, data, document, layout, product, planned product, service or planned service, sub-contractor, customer, potential customer, breakdown of customers calls, computer software, program, process, method, know-how, invention, idea, marketing promotion, discovery, current or planned activity, research, development or any other material to which the Parties have access by virtue of this Agreement, any information or knowledge referring to the businesses or trade secrets of either Party, commercial and technical information and other information related to the operation and business development of the Parties conveyed by one Party to the other:

13.2.1  graphically, in writing or any other form that may be read or decoded by machinery and computers;

13.2.2   orally; and

13.2.3  other means that incorporate or exhibit the content of information containing the words "CONFIDENTIAL" or "SECRET" or any other similar expressions.

13.3 However, Confidential Information is not that which:

13.3.1   are independently developed by the receiving Party;

13.3.2   are obtained from a third party o third parties not subject to any confidentiality obligation and without infringement of confidentiality by the receiving Party;

13.3.3   are in the public domain when received, or becomes part of the public domain through no fault of the receiving Party; or

13.3.4  are disclosed as an act of law or regulation, court decision or act from an appropriate governmental authority, the receiving Party shall immediately notify the disclosing Party in writing prior to disclosure, making efforts to reveal the smallest possible part of the required Confidential Information.

13.4     The Party acquiring any Confidential Information shall only disclose such information to any employees and/or agents to the extent knowledge thereof is required in connection with performance hereunder or whose position or job requires them to have access thereto. Furthermore, such a Party shall ensure that its employees and/or agents are aware of, and comply with, the duty of confidentiality as set forth herein.

13.5     Any Confidential Information shall be returned or destroyed upon termination of this Agreement for whatever reasons, including any copies thereof. Any such destruction of Confidential Information, including any copy thereof, shall be confirmed in writing to the disclosing Party.

13.6     The Parties hereby understand and agree that disclosure of any Confidential Information of the other may cause irreparable damages not adequately recoverable by indemnification or an award for monetary damages.

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Therefore, and notwithstanding any provision herein contained to the contrary, the Parties shall be entitled to seek a provisional remedy from any court of competent jurisdiction in the event of any violation, including any threatened violation, of the provisions herein set forth, in addition to any other remedies entitled thereto at law or equity.

SECTION FOURTEEN – Miscellaneous Provisions

14.1     This Agreement shall insure and be binding upon the Parties, its successors and assigns on any account.

14.2        The terms and conditions of this Agreement may be amended at any time through a written instrument duly executed by mutual agreement of the Parties.

14.3    Any changes or amendments to this Agreement and any of its Annexes shall be valid only if done in writing and executed by the Parties hereto, or any of their successors or assigns.

14.4        If any term or condition of this Agreement is deemed or declared void, illegal or unenforceable under Brazilian law, the remaining terms and conditions not affected shall remain in full force and effect.

14.5        The liability of either Party hereunder shall be limited to direct damages effectively incurred by the other arising out or in connection with any act or a result of negligence of that Party, and shall not include, except in the event of malice, any liability for consequential damages, lost profits or lost business.

14.6        Any liability hereunder arising out of or in connection with an act of nature or event of force majeure shall be excluded pursuant to article 393 of the Brazilian Civil Code.

14.6.1     Upon cessation of the effects of the act of nature or force majeure, the affected Party shall notify the other of such cessation in not later than three (3) days, and the Parties shall return to their status quo ante.

14.6.2     Should the effects of any act of nature or force majeure adversely affect performance of any obligation hereunder only in part, the affected Party shall fully perform any obligations not affected by such act of nature or force majeure.

14.6.3     The Party affected by any act of nature or force majeure shall notify the other Party within three (3) days from occurrence of any such event, including an estimation of how long it may take to resume its obligations or the amount of time that Party may be thus forced to delay its obligations hereunder.

14.7        Any forbearance or tolerance by any Party in enforcing any right or provision hereunder shall be construed as subsequent forbearance or tolerance regarding such provisions or rights, except as otherwise explicitly provided for that Party in writing. In such case, the waiver shall apply as specifically as stated in writing and shall not imply novation or waiver of any other rights.

14.8        Either Party and their respective employees, representatives or contractors shall at all times hereunder remain independent from, and shall not be deemed employees nor agents of the other Party.

14.9        In the event any changes are required to be made in the quality standards set forth in Annex II as mandated or in connection with any regulation or government order, the Parties shall meet to renegotiate the terms and conditions of this Agreement and its Annexes.

14.10     Any communications and notifications required or allowed hereunder shall be in writing.

14.10.1 When a Party makes any communication orally due to any pressing urgency or in such specific situation as agreed upon by the Parties, such oral communication shall be confirmed in writing within three (3) days.

14.10.2 Any and all communication or notice by a Party shall only be deemed effectively delivered to the other if: (i) delivered personally against receipt; (ii) posted by registered mail, with return receipt requested thereon; or (iii) transmitted by fax or electronic mail, provided, however, that in the latter cases such transmission shall be confirmed in writing or by any other means ensuring the recipient actually received such communication or notice.

14.11 Any communications or notices shall be delivered to the representatives of each Party in such addresses as are designated in Annex I (Recurrence and Contact Information List).

14.12     The Parties shall not transfer or assign any obligation hereunder to a third party, either in full or in part, without the prior written consent of the other Party, except as provided for in Section 14.12.1 below.

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14.12.1 Either Party may assign its obligation and rights hereunder to any Affiliate, either in full or in part, without the prior consent of the other Party.

14.12.2 For the purposes of this Agreement, the term Affiliate shall mean any and all corporation, company, partnership, join venture or legal entity that holds control, is controlled by or is under common control with either of the Parties.

14.13 The Parties shall negotiate in good faith the terms and conditions of this Agreement whenever either Party reasonably claims that their contractual relationship is suffering economic and financial imbalance.

SECTION FIFTEEN – Governing Law and Jurisdiction

15.1        This Agreement shall be governed and construed in accordance with the laws of Brazil.

15.2        The Parties hereby elect the jurisdiction and venue of the central district courts of the City of Rio de Janeiro, State of Rio de Janeiro, to resolve any claim or dispute arising from, or in connection with, this Agreement, and explicitly waive any other jurisdiction as privileged as it is.

IN WITNESS WHEREOF, the signatories and authorized representatives of the Parties do execute this Agreement in two (2) counterparts of the same form and content and for one and the same purpose.

Rio de Janeiro, December 7, 2006.

/s/ Jose Formoso Martinez		/s/ Carlos Eduardo Vieira
EMBRATEL
Jose Formoso Martinez Chief Executive Officer		Carlos Eduardo Vieira Executive Operating Manager

/s/ Jose Antonio Guaraldi Felix		/s/ Francisco Tosta Valim
NET
Jose Antonio Felix Guaraldi Chief Operating Officer		Francisco Tosta Valim Chief Executive Officer

Witnesses:
/s/ Rodrigo Modesto Duclos		/s/ Flavia Ribeiro Francisco
Name: Rodrigo Modesto Duclos Individual Taxpayer’s ID: 480400450-53		Name: Flavia Ribeiro Francisco Individual Taxpayer’s ID: 012169507-76

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ANNEX II

QUALITY STANDARDS

1) FIELD SERVICES

1.1) Installation:

The following shall be the responsibility of NET:

a) NET shall carry out installation jobs at the convenience of End Customers.  Installation shall be completed not later than seven (7) days following receipt of a sales confirmation, at the entire convenience of the End Customer if any deferment is requested thereon. Any installation that cannot be completed within thirty (30) days following receipt of a sales confirmation shall be cancelled.

a.1) Installations shall only be completed in bidirectional service areas supporting DOCSIS technology, where no Telecommunication Services Quote is required as provided for in Section 7.1.

a.2) Any installation to be carried out in noncompliant buildings shall required an assessment by NET regarding feasibility thereof, as well as authorization by the building administrator for the relevant work to be performed.

a.3) Where applicable, the quote stating any investments required to make a building suitable to receive EMBRATEL Services shall be approved by EMBRATEL as provided for in Section Six (Telecommunication Services Quote) above.

b) Where End Customers require NET to carry out further work in addition to the installation procedures, a quote shall be submitted by NET for the prior approval of EMBRATEL before any such additional work is performed.

1.2) Maintenance and Servicing:

The following shall be the responsibility of NET:

a)             Compliance with the following internal (i.e. requiring a trip to the location of the End Customer) maintenance leadtimes:

•         up to 36 hours where the service has been disrupted entirely;

•         up to 72 hours where the services has been degraded.

a.1) Any maintenance work to be completed shall take place according to any schedule in place at NET.

b)             Compliance with the following external Network maintenance leadtimes:

•         24 hours where the service has been disrupted;

•         48 hours where the service has been degraded.

b.1) Maintenance work can take place 8 a.m. to 10 p.m., Monday to Saturday, except prevented by any force majeure event.

2) TELECOMMUNICATION SERVICES

2.1) Service Availability

                Service Availability is defined as the relationship between the time in which the services operate to their technical and operating specifications and the total service time, determined based on the size of an defective path relative to the total city distance in kilometers (in a bidirectional network).

Service Availability shall be 99.8% (which represents a total downtime of 1.44 hours/month) per Dedicated Access.

2.2) Response time (lag)

This is the time elapsed from when a data packet is sent from a host until its arrival at the destination. In general, lag times are measured using RTT (round-trip time), i.e. the package is sent and then looped back to the origin by the destination host.

Where the networks of NET and EMBRATEL are concerned, the packet origin and destination shall be the CPE and the interconnection point of the IP Networks of NET and EMBRATEL, respectively.

Maximum lag time using the G711 codec: 75 ms

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Maximum lag time using the G729 codec: 75 ms

2.3) Packet loss

The metric employed is a percentage of lost packets (i.e. packets are sent but never reach their destination or are dropped along the way).

Maximum packet loss using the G711 codec: 3%

Maximum packet loss using the G729 codec: 3%

2.4) Jitter

Latency variation

Maximum jitter using the G711 codec: 60 ms

Maximum jitter using the G729 codec: 60 ms

2.5) MOS (Medium Opinion Score) for voice:

As per recommended in the UIT P.800:

Using the G711 codec:         greater than or equal to 3.5

Using the G729 codec:         greater than or equal to 3.5

2.6) Basic voice codec

Preferably G729 (where technically feasible) or G711 .

2.7) Management tool

Reporting and/or query-dedicated terminals must be available to allow adequate measurement of the quality and traffic related to EMBRATEL Services and the technical characteristics of IP Accesses.

2.8) On-demand bandwidth reservation

Using the G711 codec with VAD (Voice Active Detection):

Reserve 80 kbps for each Voice call

Using the G729 codec

Reserve 34 kbps for each Voice call

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ANNEX III

FIELD SERVICES RATE SCHEDULE

Services	Price
Change of location (in the same unit, exclusive displacement)	R$60.00
Activation 1st point (including material and labor)	R$95.00
Activation of additional points (including material and labor)	R$35.00
Deactivation	R$40.00
Unproductive visit	R$17.50
Internal maintenance visit (when exceeding 3.5% of the base)	R$35.00

Activation is defined as the process whereby all required network infrastructure from NET is made available at the time a Telecommunication Service is taken out by EMBRATEL, including the installation of the CPE.

Deactivation is the removal of the CPE upon request by a customer or cancellation of any Telecommunication Service by EMBRATEL.

Change of location is defined as a change in the point where the CPE is to be activated.

Visit charges cover any trip related to performance of a required Field Service that could not be completed on account of any of the following situations:

•          Customer of EMBRATEL was absent on the scheduled date and time as informed by EMBRATEL.

•          Any troubleshooting related to adjustments made in the network of EMBRATEL.

•          Any troubleshooting that could have been performed by the End Customer himself without specialized know-how and/or labor and materials.

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